EXHIBIT 10.2

IMARA Inc. Info@Imaratx.com www.imaratx.com

September 6, 2022

Michael P. Gray

Dear Mike,

You are a key member of the senior management team of Imara Inc. (the “Company”). As a result, the Company would like to amend that certain amended and restated retention agreement (the “Retention Agreement”), dated May 18, 2022, pursuant to which you are eligible for certain retention benefits should you remain employed by the Company through the specified milestones.

This first amendment (the “First Amendment”) to the Retention Agreement, is effective as of the date set forth above (the “Amendment Effective Date”) and shall update the terms of the Retention Agreement as set forth below.

1.	Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Retention Agreement.

2.	Termination of Employment. Section 1 of the Retention Agreement is hereby amended and restated in its entirety to read as follows:

“Cash Retention. You will be eligible to receive cash retention payments totaling up to $109,756 (the “Potential Retention Amount”), to be payable, if at all, as follows:

•

50% of the Potential Retention Amount ($54,878) will be payable if you remain employed by the Company through the earlier to occur of (i) execution of an agreement providing for the merger or consolidation of the Company (or a wholly owned subsidiary of the Company) with a non-affiliate third-party (a “Merger Transaction”) or (ii) execution of an agreement providing for the sale, lease, exclusive license or other disposition of all or substantially all of the assets (tangible or intangible) of the Company and any subsidiaries taken as a whole (the “Asset Sale”); and

•

50% of the Potential Retention Amount ($54,878) will be payable if you remain employed by the Company on the date of the earlier to occur of (i) the closing of a Merger Transaction or (ii) the closing of an Asset Sale.

The Company will pay any portion of the Potential Retention Amount that becomes payable, less all applicable taxes and withholdings, as a lump sum payment on the first regularly scheduled payroll date following the date on which such portion of the Potential Retention Amount becomes payable. If you cease to be employed by the Company for any reason prior to the date on which any portion of the Potential Retention Amount becomes payable, then you will not be eligible to receive such portion(s) of the Potential Retention Amount.”

3.	No Other Amendments. Except as amended by this First Amendment, the Retention Agreement remains unaltered and all other terms of the Retention Agreement shall remain in full force and effect.

4.

Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this First Amendment delivered by facsimile transmission (with transmission confirmed) or in .pdf format via e-mail shall be as effective as an original executed signature page.

Please accept all of the terms as set forth herein by signing and returning this First Amendment.

Sincerely,

IMARA INC.

By:	/s/ Rahul D. Ballal, Ph.D.
Name:	Rahul D. Ballal, Ph.D.
Title:	President and CEO

AGREED:

By:	/s/ Michael P. Gray
Name:	Michael P. Gray

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